ARTICLES OF INCORPORATION

                                       OF

                             LATITUDE NETWORK, INC.

Know all men by these present:

That the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under and pursuant to the provisions of Nevada Revised Statutes 78.010. to Nevada Revised Statues 78.090 inclusive, as amended, and certify that;

1.   The name of this corporation is:

               Latitude Network, Inc.

2. Offices for the transaction of any business of the Corporation, and where meetings of the Board of Directors and of Stockholders', be held, may be established and maintained in any part of the State of Nevada, or in any other state, territory, or possession of the United States.

3.   The nature of the business is to engage in any lawful activity.

4. The Capital Stock shall consist of 50,000,000 shares of common stock, $0.001 par value.

5. The members of the governing board of the corporation shall be styled directors, of which there shall be no less than 1. The Directors of this corporation need not be stockholders. The first Board of Directors is: Bobby Combs, whose address is 6669 Five Pennies Drive, Las Vegas, NV 89120.

6.   This corporation shall have perpetual existence.

7. The name and address of each of the incorporators signing these Articles of Incorporation are as follows: Bobby Combs, whose address is 6669 Five Pennies Drive, Las Vegas, NV 89120.

8. This Corporation shall have a president, a secretary, a treasurer, and a resident agent, to be chosen by the Board of Directors, any person may hold two or more offices.

9. The resident agent of this Corporation shall be Bobby Combs, whose address is 6669 Five Pennies Drive, Las Vegas, NV 89120.

10. The Capital Stock of the corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and the individual liable for the debts and liabilities of the Corporation, and the Articles of Incorporation shall never be amended as the aforesaid provisions.

11. No director or officer of the corporation shall be personally liable to the corporation of any of its stockholders for breach of fiduciary duty as a director of officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article of the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

I, the undersigned, being the incorporator herein above named for the purpose of forming a corporation pursuant to the general corporation law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts within stated are true, and accordingly have hereunto set my hand this 29th day of September, 1995.

                                             /s/ BOBBY COMBS
                                             ---------------
                                                 Bobby Combs


State of NEVADA     )
                    )    ss
County of CLARK     )

On September 29, 1995 personally appeared before me, a notary public, personally known to me to be the person whose name is subscribed to the above instrument who acknowledged that he/she executed the instrument.


                                             /s/ KRISTIN D. PAYNE
                                             --------------------
                                                 Kristin D. Payne